                                                                 Exhibit 99.2(g)

                         INVESTMENT ADVISORY AGREEMENT

                               ADVISORY AGREEMENT


                             ZENIX INCOME FUND INC.

                                                                   July 30, 1993

Greenwich Street Advisors
 Division of Mutual Management Corp.
Two World Trade Center
New York, New York 10048

Dear Sirs:

     Zenix Income Fund Inc. (the "Company"), a corporation organized under the laws of the state of Maryland, confirms its agreement with the Greenwich Street Advisors Division of the Mutual Management Corp. (the "Adviser"), as follows:

     1. Investment Description; Appointment

     The Company desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the investment objective(s), policies and limitations specified in its Articles of Incorporation, as amended from time to time (the "Charter") and in the prospectus (the "Prospectus") filed with the Securities and Exchange Commission as part of the Company's Registration Statement on Form N-2, as amended from time to time, and in the manner and to the extent as may from time to time be approved by the Board of Directors of the Company ("Board"). Copies of the Prospectus and the Charter have been or will be submitted to the Adviser. The Company agrees to provide copies of all amendments to the Prospectus and the Charter to the Adviser on an on-going basis. The Company desires to employ and hereby appoints the Adviser to act as the investment adviser to the Company. The Adviser accepts the appointment and agrees to furnish the services for the compensation set forth below.

     2. Services as Investment Adviser

     Subject to the supervision, direction and approval of the Board of the Company, the Adviser will (a) manage the Company's holdings in accordance with the Company's investment objective(s) and policies as stated in the Charter and the Prospectus; (b) make investment decisions for the Company; (c) place purchase and sale orders for portfolio transactions for the Company; and (d) employ professional portfolio managers and securities analysts who provide research services to the Company. In providing those services, the Adviser will conduct a continual program of investment, evaluation and, if appropriate, sale and reinvestment of the Company's assets.

     3. Brokerage

     In selecting brokers or dealers to execute transactions on behalf of the Company, the Adviser will seek the best overall terms available. In assessing the best overall terms available for any transaction, the Adviser will consider factors it deems relevant, including, but not limited to, the breadth of the market in the security, the price of the security, the financial condition and execution capability of the broker or dealer and the reasonableness of the commission, if any, for the specific transaction and on a continuing basis. In selecting brokers or dealers to execute a particular transaction, and in evaluating the best overall terms available, the Adviser is authorized to consider the brokerage and research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934), provided to the Company and/or other accounts over which the Adviser or its affiliates exercise investment discretion.

     4. Information Provided to the Company

     The Adviser will keep the Company informed of developments materially affecting the Company's holdings, and will, on its own initiative, furnish the Company from time to time with whatever information the Adviser believes is appropriate for this purpose.

     5. Standard of Care

     The Adviser shall exercise its best judgment in rendering the services listed in paragraphs 2 and 3 above. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Company in connection with the matters to which this Agreement relates, provided that nothing in this Agreement shall be deemed to protect or purport to protect the Adviser against any liability to the Company or to its Shareholders to which the Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or by reason of the Adviser's reckless disregard of its obligations and duties under this Agreement.

     6. Compensation

     In consideration of the services rendered pursuant to this Agreement, the Company will pay the Adviser on the first business day of each month a fee for the previous month at the annual rate of .50 of 1.00% of the Company's average daily net assets. The fee for the period from the Effective Date (defined below) of the Agreement to the end of the month during which the Effective Date occurs shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of a month, the fee for such part of that month shall be prorated according to the proportion that such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to the Adviser, the value of the Company's net assets shall be computed at the times and in the manner specified in the Prospectus.

     7. Expenses

     The Adviser will bear all expenses in connection with the performance of its services under this Agreement. The Company will bear certain other expenses to be incurred in its operation, including, but not limited to, investment advisory and administration fees; fees for necessary professional and brokerage services; fees for any pricing service; the costs of regulatory compliance; and costs associated with maintaining the Company's legal existence and shareholder relations.

     8. Reduction of Fee

     If in any fiscal year the aggregate expenses of the Company (including fees pursuant to this Agreement and the Company's administration agreements, but excluding interest, taxes, brokerage and extraordinary expenses) exceed the expense limitation of any state having jurisdiction over the Company, the Adviser will reduce its fee to the Company by the proportion of such excess expense equal to the proportion that its fee thereunder bears to the aggregate of fees paid by the Company for investment advice and administration in that year, to the extent required by state law. A fee reduction pursuant to this paragraph 8, if any, will be estimated, reconciled and paid on a monthly basis.

     9. Services to Other Companies or Accounts

     The Company understands that the Adviser now acts, will continue to act and may act in the future as investment adviser to fiduciary and other managed accounts, and as investment adviser to other investment companies, and the Company has no objection to the Adviser's so acting, provided that whenever the Company and one or more other investment companies advised by the Adviser have available funds for investment, investments suitable and appropriate for each will be allocated in accordance with a formula believed to be equitable to each company. The Company recognizes that in some cases this procedure may adversely affect the size of the position obtainable for the Company. In addition, the Company understands that the persons employed by the Adviser to assist in the performance of the Adviser's duties under this Agreement will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of the Adviser or any affiliate of the Adviser to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

     10. Term of Agreement

     This Agreement shall become effective as of the "Closing Date" as that term is defined in that certain Asset Purchase Agreement executed among Smith Barney, Harris Upham & Co. Incorporated, Primerica Corporation and Shearson Lehman Brothers Inc., dated March 12, 1993 (the "Effective Date") and shall continue for an initial two-year term and shall continue thereafter so long as such continuance is specifically approved at least annually by (i) the Board of the Company or (ii) a vote of a "majority" (as that term is defined in the Investment Company Act of 1940, as amended (the "1940 Act")) of the Company's outstanding voting securities, provided that in either event the continuance is also approved by a majority of the Board who are not "interested persons" (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on 60 days' written notice, by the Board of the Company or by vote of holders of a majority of the Company's shares, or upon 90 days' written notice, by the Adviser. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act and the rules thereunder).

     If the foregoing is in accordance with your understanding, kindly indicate your acceptance of this Agreement by signing and returning the enclosed copy of this Agreement.

                                    Very truly yours,

                                    ZENIX INCOME FUND INC.


                                    By:  /s/  Heath B. McLendon
                                         ----------------------
                                         Name:
                                         Title:

Accepted:

THE GREENWICH STREET ADVISORS
DIVISION OF MUTUAL MANAGEMENT CORP.


By:  /s/  Christina T. Sydor
     -----------------------
     Name:
     Title:

                           TRANSFER AND ASSUMPTION OF
                         INVESTMENT ADVISORY AGREEMENT

                                      for
                             ZENIX INCOME FUND INC.

     TRANSFER AND ASSUMPTION OF INVESTMENT ADVISORY AGREEMENT, made as of the 31st day of December, 1994, by and among Zenix Income Fund Inc., a Maryland corporation (the "Company"), Mutual Management Corp., a New York corporation ("MMC"), and Smith Barney Mutual Funds Management Inc. ("SBMFM") a Delaware corporation.

     WHEREAS, the Company is registered with the Securities and Exchange Commission as a closed-end management investment company under the Investment Company Act of 1940, as amended (the "Act"); and

     WHEREAS, the Company, and MMC entered into an Investment Advisory Agreement on July 30, 1993, under which MMC serves as the investment adviser (the "Investment Adviser") for the Company; and

     WHEREAS, MMC desires that its interest, rights, responsibilities and obligations in and under the Investment Advisory Agreement be transferred to SBMFM and SBMFM desires to assume MMC's interest, rights, responsibilities and obligations in and under the Investment Advisory Agreement; and

     WHEREAS, this Agreement does not result in a change of actual control or management of the Investment Adviser to the Company and, therefore, is not an "assignment" as defined in Section 2(a)(4) of the Act nor an "assignment" for the purposes of Section 15(a)(4) of the Act.

     NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

     1. Assignment. Effective as of December 31, 1994 (the "Effective Date"), MMC hereby transfers to SBMFM all of MMC's interest, rights, responsibilities and obligations in and under the Investment Advisory Agreement dated July 30, 1993, to which MMC is a party with the Company.

     2. Assumption and Performance of Duties. As of the Effective Date, SBMFM hereby accepts all of MMC's interest and rights, and assumes and agrees to perform all of MMC's responsibilities and obligations in, and under the Investment Advisory Agreement; SBMFM agrees to be subject to all of the terms and conditions of said Agreement; and SBMFM shall indemnify and hold harmless MMC from any claim or demand made thereunder arising or incurred after the Effective Date.

     3. Representation of SBMFM. SBMFM represents and warrants that: (1) it is registered as an investment adviser under the Investment Advisers Act of 1940, as amended; and (2) Smith Barney Holdings Inc. is its sole shareholder.

     4. Consent. The Company hereby consents to this transfer by MMC to SBMFM of MMC's interest, rights, responsibilities and obligations in and under the Investment Advisory, Agreement and to the acceptance and assumption by SBMFM of the same. The Company agrees, subject to the terms and conditions of said Agreement, to look solely to SBMFM for the performance of the Investment Adviser's responsibilities and obligations under said Agreement from and after the Effective Date, and to recognize as inuring solely to SBMFM the interest and rights heretofore held by MMC thereunder.

     5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF. the parties hereto have caused this Agreement to be executed by their duly authorized officers hereunto duly attested.

Attest:
/s/  Christina T. Sydor                   By:  /s/  Heath B. McLendon
----------------------------------             -------------------------------
Secretary                                      Zenix Income Fund Inc.


Attest:

/s/  Christina T. Sydor                   By:  /s/ Mutual Management Corp.
----------------------------------             --------------------------------
Secretary                                      Mutual Management Corp.



Attest:
/s/  Christina T. Sydor                   By:  /s/ Smith Barney Mutual Funds Management Inc.
----------------------------------             ---------------------------------------------
Secretary                                      Smith Barney Mutual Funds
                                               Management Inc.

                                      -3-